Exhibit 99.1

Aridis Pharmaceuticals Announces $2.28 Million Registered Direct Offering of Common Stock

Los Gatos, Calif., March 14, 2023 – Aridis Pharmaceuticals, Inc. (Nasdaq: ARDS), a biopharmaceutical company, today announced that it has entered into a definitive agreement for the issuance and sale of an aggregate of 6,000,000 shares of the Company’s common stock at a purchase price of $0.38 per share in a registered direct offering. The closing of the offering is expected to occur on or about March 16, 2023, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be $2.28 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. Aridis Pharmaceuticals currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

The shares of common stock described above are being offered and sold by the Company pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-267279), including a base prospectus, previously filed with the Securities and Exchange Commission (SEC) on September 2, 2022 and declared effective by the SEC on September 12, 2022. The offering of the shares of common stock are being made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and accompanying base prospectus may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Aridis Pharmaceuticals, Inc.

Aridis Pharmaceuticals, Inc. discovers and develops anti-infectives to be used as add-on treatments to standard-of-care antibiotics.

The Company is advancing multiple clinical stage mAbs targeting bacteria that cause life-threatening infections such as ventilator associated pneumonia (VAP) and hospital acquired pneumonia (HAP), in addition to preclinical stage antiviral mAbs. The use of mAbs as anti-infective treatments represents an innovative therapeutic approach that harnesses the human immune system to fight infections and is designed to overcome the deficiencies associated with the current standard of care which is broad spectrum antibiotics. Such deficiencies include, but are not limited to, increasing drug resistance, short duration of efficacy, disruption of the normal flora of the human microbiome and lack of differentiation among current treatments. The mAb portfolio is complemented by a non-antibiotic novel mechanism small molecule anti-infective candidate being developed to treat lung infections in cystic fibrosis patients. The Company’s pipeline is highlighted below:

Aridis’ Pipeline

AR-301 (VAP). AR-301 is a fully human IgG1 mAb targeting gram-positive Staphylococcus aureus (S. aureus) alpha-toxin that has recently completed the first of two planned Phase 3 superiority clinical studies as an adjunctive treatment of S. aureus ventilator associated pneumonia (VAP).

AR-320 (VAP). AR-320 is a fully human IgG1 mAb targeting S. aureus alpha-toxin that is being evaluated in a Phase 3 clinical study as a preventative treatment of S. aureus colonized mechanically ventilated patients who do not yet have VAP.

AR-501 (cystic fibrosis). AR-501 is an inhaled formulation of gallium citrate with broad-spectrum anti-infective activity being developed to treat chronic lung infections in cystic fibrosis (CF) patients. This program is currently in Phase 2a clinical development in CF patients.

AR-701 (COVID-19). AR-701 is a cocktail of fully human mAbs discovered from convalescent COVID-19 patients that are directed at multiple protein epitopes on the SARS-CoV-2 virus. It is formulated for delivery via intramuscular injection or inhalation using a nebulizer.

AR-401 (blood stream infections). AR-401 is a fully human mAb preclinical program aimed at treating infections caused by gram-negative Acinetobacter baumannii.

AR-101 (HAP). AR-101 is a fully human immunoglobulin M, or IgM, mAb in Phase 2 clinical development targeting Pseudomonas aeruginosa (P. aeruginosa) liposaccharides serotype O11, which accounts for approximately 22% of all P. aeruginosa hospital acquired pneumonia cases worldwide.

AR-201 (RSV infection). AR-201 is a fully human IgG1 mAb out-licensed preclinical program aimed at neutralizing diverse clinical isolates of respiratory syncytial virus (RSV).

For additional information on Aridis Pharmaceuticals, please visit https://aridispharma.com/.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Aridis’ expectations, strategy, plans or intentions. These forward-looking statements are based on Aridis’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the need for additional financing, the timing of regulatory submissions, Aridis’ ability to obtain and maintain regulatory approval of its existing product candidates and any other product candidates it may develop, approvals for clinical trials may be delayed or withheld by regulatory agencies, risks relating to the timing and costs of clinical trials, risks associated with obtaining funding from third parties, management and employee operations and execution risks, loss of key personnel, competition, risks related to market acceptance of products, intellectual property risks, risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm our financial condition and increase our costs and expenses, risks associated with the uncertainty of future financial results, Aridis’ ability to attract collaborators and partners and risks associated with Aridis’ reliance on third party organizations. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described under the caption “Risk Factors” in Aridis’ 10-K for the year ended December 31, 2021 and Aridis’ other filings made with the Securities and Exchange Commission. Forward-looking statements included herein are made as of the date hereof, and Aridis does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Contact:

Media Communications:

Matt Sheldon

RedChip Companies Inc.

Matt@redchip.com

1-917-280-7329

Investor Relations

Dave Gentry

RedChip Companies Inc.

ARDS@redchip.com

1-800-733-2447

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